Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267264

PROSPECTUS

Berkshire Grey, Inc.

Up to 25,250,616 Shares of Class A common stock

Issuable Upon Exercise of Warrant

This prospectus relates to the proposed resale, from time to time, by the selling securityholders named in this prospectus or any of their pledgees, donees, assignees and successors-in-interest (collectively, the “permitted transferees”) of up to 25,250,616 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), issuable upon exercise of a Warrant to purchase Class A common stock (the “Warrant”).

We are registering the resale of the Class A common stock by the selling securityholders to satisfy certain registration rights we have granted to the selling securityholders. We are not selling any shares of Class A common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling securityholders. To the extent the Warrant is exercised for cash, if at all, we will receive the exercise price of such Warrant. However, we cannot predict when or if the Warrant will be exercised, and it is possible that the Warrant may expire and never be exercised, or it will be exercised on a non-cash basis, in accordance with the terms of the Warrant, in which case we will not receive any cash proceeds. The selling securityholders will bear all commissions and discounts, if any, attributable to the sale of the shares of Class A common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock issuable to the selling securityholders upon the exercise of the Warrant.

The selling securityholders and any of their permitted transferees may offer and sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for additional information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Class A common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BGRY.” On September 1, 2022, the closing sale price of our Class A common stock as reported on the Nasdaq was $2.00.

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders and their permitted transferees may, from time to time, offer and sell the shares of Class A common stock described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.”

More specific terms of any shares of Class A common stock that the selling securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock being offered and the terms of the offering. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different or additional information. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the section titled “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the context indicates otherwise, as used in this prospectus, the terms “us,” “our,” “Berkshire,” “we,” the “company” and similar designations refer to Berkshire Grey, Inc. and its consolidated subsidiaries.

THE COMPANY

Overview

We are an Intelligent Enterprise Robotics (“IER”) company pioneering and delivering transformative AI-enabled robotic solutions that automate filling ecommerce orders for consumers and businesses, filling orders to resupply retail and grocery stores, and handling packages shipped to fill those orders. Our IER capabilities are grounded in patented and proprietary technologies for robotic picking (each picking or unit handling), robotic movement and mobility (movement and storage of orders and goods), and system orchestration (which enables various intelligent subsystems to work together so that the right work is being done at the right time to meet our customer’s needs). We are a technology leader in robotics and AI automation with an intellectual property position buttressed by trade secrets supporting our technologies, and patents issued (148 U.S. and international) and pending (314 worldwide) in technologies including robotic picking, mobility, gripping, sensing and perception, general robot control, and differentiated supporting mechanisms. Our proprietary technologies enable us to offer holistic solutions that automate supply chain operations. Our solutions include moving goods to robots that then pick and pack ecommerce or retail orders, robotically moving and organizing inventory and orders within a warehouse or logistics facility, and robotically sorting packages and shipments.

Corporate History and Information

Berkshire Grey, Inc. was formed as a Delaware corporation in October 2013. Revolution Acceleration Acquisition Corp. (“RAAC”) was formed as a Delaware corporation in September 2020 under the name Acceleration Acquisition Corporation. On July 21, 2021, RAAC completed the acquisition of Berkshire Grey, Inc. pursuant to an Agreement and Plan of Merger dated February 23, 2021 (the “Business Combination Agreement”). Upon closing of the transactions contemplated by the Business Combination Agreement, Berkshire Grey, Inc. became a wholly owned subsidiary of RAAC and RAAC changed its name to Berkshire Grey, Inc. We refer to the transactions contemplated by the Business Combination Agreement in this prospectus as the Business Combination.

Our principal executive offices are located at 140 South Road, Bedford, Massachusetts 01730, and our telephone number is (833) 848-9900. Our website address is www.berkshiregrey.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Securities offered by the selling securityholders	25,250,616 shares of Class A common stock issuable upon the exercise of the Warrant issued to the selling securityholders. On July 29, 2022, we entered into an agreement (the “Transaction Agreement”) with FCJI, Inc. pursuant to which the Company issued the Warrant to FCJI, Inc. to acquire up to 25,250,616 shares of Class A common stock at an exercise price of $1.67 per share. The Transaction Agreement set forth certain customary representations and warranties and covenants of the Company and FCJI, Inc., including customary registration rights with respect to the shares of Class A common stock with respect to which we are filing this registration statement.

Terms of the offering	The selling securityholders will determine when and how they will sell the shares of Class A common stock offered pursuant to this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock being offered under this prospectus, except with respect to amounts received by us upon the exercise of the Warrant for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we plan to use the net proceeds from the cash exercise of such Warrant for general corporate purposes, which may include investments and strategic transactions. See “Use of Proceeds.”

Trading	Our shares of Class A common stock currently trade on Nasdaq under the symbol “BGRY.” There is no established trading market for the Warrant, and we do not intend to list the Warrant on any securities exchange or other trading system.

Risk factors	Any investment in the Class A common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Additional Risks Related to this Offering and Our Common Stock

Sales by the selling securityholders of the shares of our Class A common stock covered by this prospectus could adversely affect the market price of our Class A common stock.

The 25,250,616 shares of Class A common stock registered hereby represent approximately 11.01% of our total outstanding shares of Class A common stock as of August 25, 2022. The resale of all or a substantial number of these shares in the public market by the selling securityholders in the event of the exercise of all or a substantial number of the shares underlying the Warrant, or the perception that such sales might occur, could depress the market price of our Class A common stock, which could impair our ability to raise capital through the sale of additional equity or equity-linked securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•	the expected benefits from the Business Combination;

•	our plans to develop and commercialize our product candidates;

•	our ability to continue to develop new innovations to meet constantly evolving customer demands;

•	our expectations regarding the impact of the ongoing COVID-19 pandemic, inflation and rising interest rates on our business, industry and the economy;

•	our estimates regarding future expenses, revenue, earnings, margin, capital requirements and needs for additional financing after the Business Combination;

•	our expectations regarding the growth of our business, including the potential size of the total addressable market;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our ability to obtain funding for our future operations and working capital requirements and expectations regarding the sufficiency of our capital resources;

•	the implementation of our business model and strategic plans for our business following the Business Combination;

•	our intellectual property position and the duration of our patent rights;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our dependence on suppliers and suppliers to our third-party contract manufacturers who fabricate our equipment to fulfill orders placed by us;

•	our ability to compete in the markets we serve;

•	our expectations regarding our entry into new markets;

•

competition in our industry, the advantages of our solutions and technology over competing products and technology existing in the market and competitive factors including with respect to technological capabilities, cost and scalability;

•	the impact of government laws and regulations and liabilities thereunder;

•	our need to hire additional personnel and our ability to attract and retain such personnel;

•	our ability to raise financing in the future;

•	the anticipated use of our cash and cash equivalents; and

•	other risks and uncertainties described under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the shares of our Class A common stock offered by this prospectus are being registered for the account of the selling securityholders. We will not receive any of the proceeds from the sale of these shares. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our Class A common stock covered by this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to the sale of the shares.

We may, however, receive cash proceeds equal to the exercise price of the Warrant that the selling securityholders may exercise, to the extent such Warrant is exercised for cash. Any sale of these shares presumes that the selling securityholders will have exercised some or all of the Warrant at an exercise price of $1.67 per share. We will receive proceeds from the cash exercise of the Warrant which, if exercised with respect to all of the 25,250,616 shares of Class A common stock, would result in gross proceeds of approximately $42.2 million to us. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we expect to use any proceeds received by us from the cash exercise of these Warrants for general corporate purposes, which may include investments and strategic transactions.

We cannot predict when or if the Warrant will be exercised, and it is possible that the Warrant may expire and never be exercised. The Warrant is exercisable under certain circumstances on a cashless basis, and if the Warrant is exercised on a cashless basis, we will not receive any proceeds from the exercise of the Warrant. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrant, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware (the “DGCL”) and the terms of outstanding warrants convertible into shares of Class A common stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, our bylaws and warrant agreements pertaining to our outstanding warrants, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Authorized Capitalization

General

The total amount of our authorized share capital consists of (a) 400,000,000 shares of capital stock including (i) 385,000,000 shares of Class A common stock and (ii) 15,000,000 shares of Class C common stock (the “Class C common stock” and, together with the Class A common stock, the “Common Stock”), and (b) 10,000,000 shares of undesignated preferred stock (the “Preferred Stock”). As of June 30, 2022, there were 228,047,915 shares of the Class A common stock issued and outstanding, 5,750,000 shares of Class C common stock issued and outstanding and no shares of undesignated Preferred Stock issued and outstanding.

Common Stock

Voting rights.     Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held of record by such holder and has the exclusive right to vote for the election of directors and on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter or by applicable law, the holders of Common Stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to any other provisions of the Charter, as it may be amended from time to time, holders of shares of Common Stock are entitled to receive ratably, in proportion to the number of shares of Common Stock held by them, such dividends and other distributions in cash, stock or property of Berkshire Grey when, as and if declared thereon by our board of directors or an authorized committee thereof from time to time out of assets or funds of Berkshire Grey legally available therefor.

Rights upon liquidation.    Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, Berkshire Grey’s remaining net assets will be distributed pro rata to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up.

Conversion rights.    Shares of Class C common stock shall automatically convert into shares of Class A common stock at the earlier of: (i) a time in which the sale price of shares of the Class A common stock equals or exceeds:

(x)	$15.25 if occurring before July 21, 2024;

(y)	$23.00 if occurring before July 21, 2027; or

(z)	$35.00 if occurring before July 21, 2030;

and (ii) the date on which Berkshire Grey completes a merger, stock exchange, reorganization or other similar transaction that results in both a change of control and all of its public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment as is further set forth in the Charter.

Other rights.    No holder of shares of Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of the Preferred Stock that Berkshire Grey may issue in the future.

Trading Symbol and Market.    Our Class A common stock is listed on the Nasdaq under the symbol “BGRY.”

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on our capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of Berkshire Grey.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of Common Stock have the exclusive right to vote for the election of directors to our board of directors, and the number of directors on our board shall be fixed solely and exclusively by resolution duly adopted from time to time by the board, but shall initially consist of six (6) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of two (2) directors.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to our board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on our board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of Berkshire Grey then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Charter. In case any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

Our directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Berkshire Grey, subject, nevertheless, to the provisions of the DGCL, the Charter and to the Bylaws, as in effect from time to time; provided, however, that no adopted bylaw will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the Preferred Stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Berkshire Grey. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply if and so long as the Common Stock (or warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Berkshire Grey by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Berkshire Grey, for any purpose or purposes, may be called only (i) by a majority of our board of directors or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after Berkshire Grey’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Charter or the Bylaws, any action required or permitted to be taken at any meeting of our board of directors or of any committee thereof may be taken without a meeting, if all members of our board of directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to Berkshire Grey’s Secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment of the Charter and the Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66- 2/3% in voting power of all the then outstanding shares of Berkshire Grey’s capital stock entitled to vote thereon and the affirmative vote of at least 66- 2/3% of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of our board of directors and the election of directors;

•	the provisions prohibiting stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of Berkshire Grey; and

•	the provisions regarding the size and classification of our board of directors and the election of directors not to be governed by Section 203 of the DGCL.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of our entire board of directors then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the board) or (B) without the approval of our board of directors, by the affirmative vote of the holders of 66- 2/3% of the outstanding voting stock of Berkshire Grey entitled to vote on such amendment or repeal, voting as a single class; provided that if our board of directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Charter, Berkshire Grey opted out of Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Berkshire Grey or any of its subsidiaries or was serving at Berkshire Grey’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Bylaws require, to the fullest extent permitted by law, unless Berkshire Grey consents in writing to the selection of an alternative forum, that derivative actions brought in the name of Berkshire Grey, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Charter or the Bylaws and actions asserting a claim against Berkshire Grey governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Berkshire Grey by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Bylaws require that, unless Berkshire Grey consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Berkshire Grey has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because Berkshire Grey’s principal executive offices are located in Bedford, Massachusetts. Given that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the Bylaws provision designating the United States District Court for the District of Massachusetts as the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Outstanding Warrants

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on August 20, 2021, provided that Berkshire Grey has an effective registration statement under the Securities Act covering the Berkshire Grey Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or we permit holders to exercise their public warrants on a cashless basis under the circumstances specified in the public warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the public warrant agreement, a public warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.” No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a share of Class A common stock upon exercise of a public warrant unless the share of Class A common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

We agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Business Combination, we would use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants, and we will use our commercially reasonable efforts to cause the same to become effective within sixty (60) business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed, as specified in the public warrant agreement; provided that if our shares of Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.

Redemption of public warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

•

if, and only if, the last reported sale price of Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described below under “— Anti-Dilution Adjustments”).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.

Redemption of public warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the public warrants become exercisable, we may redeem the public warrants:

•	in whole and not in part;

•

at $0.10 per public warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock, except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under “Redemption of public warrants when the price per share of Class A common stock equals or exceeds $18.00”) equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described below under “— Anti- Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their public warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a public warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such public warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the shares of the Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our public warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant or the exercise price of a public warrant is adjusted as set forth in the registration statement under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a public warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant. If the exercise price of a public warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph in the registration statement under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth in the registration statement under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph in the registration statement under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a public warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of shares of Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are fifty seven (57) months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.277 shares of Class A common stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of Class A common stock as reported during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are thirty eight (38) months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.298 shares of Class A common stock for each whole public warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Class A common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of Class A common stock for their public warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.

As stated above, we can redeem the public warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when the shares of Class A common stock are trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to exercise their public warrants for shares of Class A common stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than the shares of Class A common stock pursuant to the public warrant agreement, the public warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, Berkshire Grey (or a surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.    A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the public warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per shares of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of the Class A common stock a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of issued and outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of share of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the public warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the public warrant agreement based on the Black-Scholes value (as defined in the public warrant agreement) of the public warrant.

The public warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the public warrants and the warrant agreement set forth in RAAC’s initial public offering prospectus, or defective provision or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 65% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until at least 30 days after the completion the Business Combination, except pursuant to limited exceptions to our directors and officers and other persons or entities affiliated with RAAC Management LLC, and they will not be redeemable by us (except as described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by RAAC Management LLC or its permitted transferees. RAAC Management LLC, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than RAAC Management LLC or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described in the registration statement under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Trading Symbol and Market. Our public warrants are listed on the Nasdaq under the symbol “BGRYW.”

FedEx Private Placement Warrant

On July 29, 2022, the Company issued the Warrant to FCJI, Inc., a wholly owned subsidiary of FedEx Corporation (“FedEx”), pursuant to which FCJI, Inc. may acquire up to 25,250,616 shares of Class A common stock, subject to certain vesting events. 1,262,531 of the shares underlying the Warrant vested on July 29, 2022 upon entry by the Company and FedEx into a master professional services agreement. The balance of the shares of Class A common stock that may be acquired under the Warrant will vest and become exercisable upon entry by the Company and FedEx into an additional master system purchase agreement and from time to time, incrementally, if and as FedEx and its affiliates make a combination of binding orders and qualified payments of at least $20 million for goods and services associated with orders received after June 1, 2022, and will fully vest and become exercisable when such binding orders and qualified payments reach at least $200 million. No vesting event will occur after December 31, 2025.

Subject to vesting and certain additional conditions, the Warrant is exercisable, in whole or in part, and for cash or on a net exercise basis, at any time before July 29, 2032, at an exercise price of $1.67 per share. Both the exercise price and the number of shares of Class A common stock subject to purchase pursuant to the Warrant are subject to customary anti-dilution adjustments.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SELLING SECURITYHOLDERS

On July 29, 2022, we entered into the Transaction Agreement with FCJI, Inc., pursuant to which the Company issued the Warrant to FCJI, Inc. to acquire up to 25,250,616 shares of Class A common stock at an exercise price of $1.67 per share. The Transaction Agreement set forth certain customary representations and warranties and covenants of the Company and FCJI, Inc., including customary registration rights with respect to the shares of Class A common stock issuable upon exercise of the Warrant with respect to which we are filing this registration statement.

When we refer to the “selling securityholders” in this prospectus, we mean the entity listed in the table below, its permitted transferees and others who later come to hold any of the selling securityholders’ interest in the shares of Class A common stock other than through a public sale and as permitted pursuant to the Transaction Agreement.

The following table sets forth, to our knowledge based on information supplied to us by the selling securityholder listed in the table, the number of shares of Class A common stock owned by the selling securityholder prior to the offering, the maximum number of shares of Class A common stock to be offered for sale by the selling securityholder pursuant to this prospectus, the number of shares of Class A common stock to be owned by the selling securityholder after completion of the offering and the percentage of our outstanding shares of common stock owned by the selling securityholder prior to the offering and to be owned after the completion of the offering, in each case without regard to any limitation on the exercise of the Warrant.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The percentage of shares beneficially owned prior to the offering is based on 229,306,190 shares of our Class A common stock outstanding as of August 25, 2022. Based on information supplied to us by the securityholder listed in the table, except as otherwise indicated, the selling securityholder has sole voting and investment power with respect to all shares of capital stock held by it.

Under the terms of the Warrant, a selling securityholder may not exercise the Warrant to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of the Company’s Class A common stock which would exceed the “Beneficial Ownership Limitation” then in effect. The Beneficial Ownership Limitation is subject to adjustment upon sixty-one (61) calendar days’ notice by the holder of the Warrant to the Company and, as of the date of this prospectus, was 4.999%. The number of shares in the second and fourth columns in the table below do not reflect this limitation. Because the selling securityholders are not obligated to sell the shares of Class A common stock, we cannot estimate the number of the shares of Class A common stock that the selling securityholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all of the shares of Class A common stock that may be offered for sale pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering			Number of Shares that May Be Offered Hereby(2)	Shares Beneficially Owned After the Offering(3)
Name and Address of Selling Securityholder	Number		Percentage		Number	Percentage
FCJI, Inc.(4) 942 S. Shady Grove Rd. Memphis, TN 38120	1,262,531	(1)	0.55%	25,250,616	—	—

(1)	Reflects the shares of Class A common stock issuable upon exercise of the Warrant that the selling securityholder has the right to acquire as of August 31, 2022 or within 60 days thereof.
(2)	Represents shares of Class A common stock issuable if the Warrant is exercised in full.
(3)	Assumes all shares of Class A common stock being offered under this prospectus are sold.
(4)

FCJI, Inc. is a wholly owned subsidiary of FedEx, which is a publicly traded entity (NYSE: FDX). As such, FedEx may be deemed to have beneficial ownership over the shares of Class A common stock held by FCJI, Inc.

Material Relationships with the Selling Securityholders

On July 29, 2022, the Company and FCJI, Inc., a wholly owned subsidiary of FedEx, entered into the Transaction Agreement, pursuant to which the Company agreed to issue to FCJI, Inc. the Warrant to acquire up to 25,250,616 shares of Class A common stock, subject to certain vesting events.

Other affiliates of FedEx are current customers of the Company.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders, or their permitted transferees, from time to time after the date of this prospectus, of shares of Class A common stock issuable upon exercise of the Warrant. The shares of Class A common stock are currently listed on Nasdaq and may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of Class A common stock, except with respect to amounts received by us upon the exercise of the Warrant for cash. The selling securityholders are responsible for any underwriting discounts and commissions and transfer taxes incurred in disposing of their shares of Class A common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The selling securityholders may sell all or a portion of the shares of Class A common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be effected in transactions, which may involve block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	the distribution of the shares to the selling securityholders’ partners, members or shareholders;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a revised prospectus or supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with sales of the shares of Class A common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of Class A common stock short and if such short sale shall take place after the date that the registration statement of which this prospectus forms a part, is declared effective by the SEC, the selling securityholders may deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Class A common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. Upon being notified in writing by a selling securityholder that a particular offer of the Class A common stock covered by this prospectus is to be made, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, setting forth the terms of the offering, including, to the extent required (i) the name of each such selling securityholder and of the participating underwriter(s), broker-dealer(s) or agents, (ii) the number of shares involved, (iii) the price at which such the shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift such shares of Class A common stock by other means not described in this prospectus. In addition, the selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) of the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Once the shares of Class A common stock are sold pursuant to the registration statement of which this prospectus forms a part while such registration statement is in effect, such shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our Class A common stock covered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is www.berkshiregrey.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for information superseded by information contained in this prospectus or in any subsequently filed incorporated document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2022;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 11, 2022;

•	Our Current Reports on Form 8-K filed with the SEC on June 23, 2022 and August 2, 2022; and

•

The description of our Class  A common stock contained in our registration statement on Form 8-A, filed with the SEC on December 7, 2020, including all amendments and reports filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021.

All documents that we file (but not documents or parts of documents that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

Berkshire Grey, Inc.

140 South Road

Bedford, MA 01730

(833) 848-9900

Attention: Investor Relations

Up to 25,250,616 Shares of Class A common stock

Issuable Upon Exercise of Warrant

PROSPECTUS

September 14, 2022